Exhibit 10.4

***FORM***

MEDGENICS, INC.

Stock Incentive Plan

Restricted Stock Award Terms

The Participant specified below has been granted this Restricted Stock Award (“Award”) by Medgenics, Inc., a Delaware corporation (the “Company”), under the terms of the Medgenics, Inc. Stock Incentive Plan, as amended from time to time (the “Incentive Plan”).  This Award shall be subject to the Incentive Plan as well as the following terms and conditions (“Award Agreement”):

Section 1.          Award. In accordance with the Incentive Plan, the Company hereby grants to the Participant this Award, which represents the right to receive Common Stock (the “Covered Shares”) as set forth in Section 2. This Award is in all respects limited and conditioned as provided herein.

Section 2.          Terms of Restricted Stock Award.  The following words and phrases relating to the grant of this Award shall have the following meanings:

(a)          The “Participant” is ______________.

(b)          The “Date of Grant” is _____________________.

(c)          The number of “Covered Shares” is ________shares of Common Stock.

Except for terms otherwise defined in this Award Agreement, any capitalized term in this Award Agreement shall have the meaning ascribed to that term under the Incentive Plan.

Section 3.          Restricted Period. This Award Agreement evidences the Company’s grant to the Participant as of the Date of Grant, on the terms and conditions described in this Award Agreement and in the Incentive Plan, of the right of the Participant to receive shares of Common Stock free of restrictions once the Restricted Period ends.

(a)          Subject to the limitations of this Award Agreement, the “Restricted Period” for each installment of such Covered Shares (“Installment”) shall begin on the Date of Grant and end as described in the following schedule (but only if the Participant has not had a Termination of Service before the end of the Restricted Period):

INSTALLMENT	RESTRICTED PERIOD WILL END ON:

(b)          Notwithstanding the foregoing provisions of this Section 3, the Restricted Period for all the Covered Shares shall cease immediately, and such Covered Shares shall become immediately and fully vested, upon (i) a Change in Control that occurs on or before the Participant’s Termination of Service or (ii) upon the Participant’s Termination of Service due to Disability or death.

(c)          In the event the Participant’s Termination of Service, other than as provided in Section 3(b) above, occurs prior to the expiration of one or more Restricted Periods, the Participant shall forfeit all rights, title and interest in and to any Installment(s) of Covered Shares still subject to a Restricted Period as of the Participant’s Termination of Service date.

Section 4.          Delivery of Shares. Delivery of Common Stock under this Award Agreement and the Incentive Plan shall be subject to the following:

(a)          Compliance with Applicable Laws.  Notwithstanding any other provision of this Award Agreement or the Incentive Plan, the Company shall have no obligation to deliver any Common Stock or make any other distribution of benefits under this Award Agreement or the Incentive Plan unless such delivery or distribution complies with all applicable laws (including, the requirements of the Securities Act of 1933, as amended), and the applicable requirements of any securities exchange or similar entity.

(b)          Certificates.  To the extent that this Award Agreement and the Incentive Plan provide for the issuance of Common Stock, the issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable requirements of any securities exchange or similar entity.

Section 5.          Withholding.  All deliveries of Covered Shares shall be subject to withholding of all applicable taxes. The Company shall have the right to require the Participant (or if applicable, permitted assigns, heirs and Beneficiaries) to remit to the Company an amount sufficient to satisfy any tax requirements prior to the delivery date of any shares in connection with this Award. As permitted by the Committee from time to time, such withholding obligations may be satisfied at the election of the Participant (a) through cash payment by the Participant, (b) through the surrender of shares of Common Stock that the Participant already owns or (c) through the surrender of shares of Common Stock to which the Participant is otherwise entitled under the Incentive Plan; provided, however, that except as otherwise specifically provided by the Committee, such shares under clause (c) may not be used to satisfy more than the Company’s minimum statutory withholding obligation.

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Section 6.          Non-Transferability of Award. During the Restricted Period, this Award, or any portion thereof, is not transferable except as designated by the Participant by will or by the laws of descent and distribution or pursuant to a domestic relations order. Except as provided in the immediately preceding sentence, this Award shall not be assigned, transferred, pledged, hypothecated or otherwise disposed of by the Participant in any way whether by operation of law or otherwise, and shall not be subject to execution, attachment or similar process. Any attempt at assignment, transfer, pledge, hypothecation or other disposition of this Award contrary to the provisions hereof, or the levy of any attachment or similar process upon this Award, shall be null and void and without effect.

Section 7.          Dividends. The Participant shall be not entitled to receive dividends and distributions paid on the Covered Shares during the Restricted Period.

Section 8.          Voting Rights. The Participant shall be entitled to vote the Covered Shares during the Restricted Period applicable to the respective Installment; provided, however, that the Participant shall not be entitled to vote Covered Shares with respect to record dates for any Covered Shares occurring before the Date of Grant or on or after the date, if any, on which the Participant has forfeited those Covered Shares.

Section 9.          Deposit of Restricted Stock Award. Each certificate issued with respect to Covered Shares awarded under this Award Agreement and subject to the restrictions contained herein shall be registered in the name of the Participant and shall be retained by the Company, or an agent of the Company, until the end of the Restricted Period with respect to such Covered Shares.

Section 10.         Heirs and Successors.  This Award Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business. If any rights of the Participant or benefits distributable to the Participant under this Award Agreement have not been settled or distributed, respectively, at the time of the Participant’s death, such rights shall be settled and payable to the Beneficiary, and such benefits shall be distributed to the Beneficiary, in accordance with the provisions of this Award Agreement and the Incentive Plan. The “Beneficiary” shall be the beneficiary or beneficiaries designated by the Participant in a writing filed with the Committee in such form and at such time as the Committee may require. The designation of beneficiary form may be amended or revoked from time to time by the Participant in accordance with such procedures as may be established by the Committee. If a Participant fails to designate a Beneficiary, or if the Beneficiary does not survive the Participant, any rights that would have been payable to the Participant shall be payable to the legal representative of the estate of the Participant. If a Participant designates a beneficiary and the Beneficiary survives the Participant but dies before the settlement of Beneficiary’s rights under this Award Agreement, then any rights that would have been payable to the Beneficiary shall be payable to the legal representative of the estate of the Beneficiary.

Section 11.         Administration.  The authority to manage and control the operation and administration of this Award Agreement and the Incentive Plan shall be vested in the Committee, and the Committee shall have all powers with respect to this Award Agreement as it has with respect to the Incentive Plan. Any interpretation of this Award Agreement or the Incentive Plan by the Committee and any decision made by it with respect to this Award Agreement or the Incentive Plan are final and binding on all persons.

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Section 12.         Incentive Plan Governs. Notwithstanding anything in this Award Agreement the contrary, this Award Agreement shall be subject to the terms of the Incentive Plan, a copy of which may be obtained by the Participant from the office of the Secretary of the Company; and this Award Agreement is subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Incentive Plan. Notwithstanding anything in this Award Agreement to the contrary, in the event of any discrepancy between the corporate records of the Company and this Award Agreement, the corporate records of the Company shall control.

Section 13.         Not an Employment Contract. This Award does not confer on the Participant any right with respect to continuance of employment or other service with the Company or any Affiliate, nor shall it interfere in any way with any right the Company or any Affiliate would otherwise have to terminate or modify the terms of such Participant’s employment or other service at any time.

Section 14.         No Rights As Shareholder. Except as otherwise provided herein, the Participant shall not have any rights of a shareholder with respect to the Covered Shares, until Common Stock has been duly issued and delivered to Participant.

Section 15.         Amendment.  This Award Agreement may be amended in accordance with the provisions of the Incentive Plan, and may otherwise be amended by written agreement of the Participant and the Company without the consent of any other person.

Section 16.         Validity. If any provision of this Award Agreement is determined to be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Award Agreement shall be construed and enforced as if such illegal or invalid provision had never been included herein.

Section 17.         Section 409A Amendment. The Committee reserves the right (including the right to delegate such right) to unilaterally amend this Award Agreement and the Incentive Plan without the consent of the Participant in order to maintain an exclusion from the application of, or to maintain compliance with, Code Section 409A. Participant’s acceptance of this Award constitutes acknowledgement and consent to such rights of the Committee.

Section 18.         Clawback. This Award and any amount or benefit received under the Incentive Plan shall be subject to potential cancellation, recoupment, rescission, payback or other similar action in accordance with the terms of any applicable Company clawback policy (the “Policy”) or any applicable law. The Participant’s acceptance of this Award constitutes acknowledgement and consent to the Company’s application, implementation and enforcement of (a) the Policy and any similar policy established by the Company that may apply to the Participant and (b) any provision of applicable law relating to cancellation, rescission, payback or recoupment of compensation, as well as the Participant’s express agreement that the Company may take such actions as are necessary to effectuate the Policy, any similar policy and applicable law, without further consideration or action.

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IN WITNESS WHEREOF, the Company has caused this Award Agreement to be executed in its name and on its behalf, and the Participant acknowledges understanding and acceptance of, and agrees to, the terms of this Award Agreement, all as of the Date of Grant.

Medgenics, Inc.

By:
Its:

[PARTICIPANT]

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